EXHIBIT 10.2

October __, 2023

Thomas J. Heckman

c/o American Noble Gas, Inc. (“AMGAS”)

15612 College Blvd.

Lenexa, KS 66219

Mr. Paul Mendell

c/o M3 Helium Corp. (“M3”)

402 Oratino Dr.

Castle Rock, CO 80108

Re:	Letter of Understanding – Sale and Assignment of Hugoton Participation Agreement and the Peyton 21-1 well. Termination of the Letter Agreement dated November 9, 2021 by and between AMGAS and USNG.

Dear Sirs:

Reference is made to the various discussions and written correspondence by and among the parties hereto. The purpose of this Letter of Understanding (this “Letter”) is to memorialize those discussions into a plan of agreement for the parties hereto.

As of the date of this letter (the “Effective Date”), the parties agree as follows:

a.	M3 shall pay $75,000 to AMGAS as consideration for entering into this Letter. The $75,000 payment in verified funds will be due in full upon execution/closing of this Letter. AMGAS shall not be bound by this Letter until such time as this payment made and verified.

b.	AMGAS will sell/assign all of its rights, interests and obligations to M3 related to the Participation Agreement dated April 4, 2022 by and between AMGAS and _______________, LLC, _________________, _______________ and ______________, LLC which is attached as Exhibit A. M3 will assume all current payables/receivables associated with the Participation Agreement joint interest billings (“JIB”), including but not limited, to any extension payments relative to the Participation Agreement.

c.	AMGAS will sell/assign all of its rights, interests and obligations to M3 related to the Peyton 21-1 Well (“Peyton Well”)as described in Exhibit B. M3 will assume all current payables/receivables associated with the Peyton 21-1 well joint interest billings (“JIB”) including but not limited to all net revenues/expenses due to/from Sunflower Exploration, LLC currently existing. To clear any confusion, M3 will be entitled to any net revenues due from Sunflower Exploration related to the sale of gas currently due and will assume the payment of any JIB expenses currently due to the operation of the Peyton Well.

(a)	The parties agree and understand that the USNG Letter Agreement (the “USNG Agreement”) dated November 9, 2021 which is attached as Exhibit C, is terminated and rendered null and void upon execution and fulfillment of all requirements/provisions of this Letter.

This Letter (a) shall be governed by and construed in accordance with the law of the State of Kansas, (b) is for the exclusive benefit of the parties hereto, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under this Letter (and any attempt to assign this Letter without such writing and approval by all parties hereto shall be null and void, and (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters. The fact that any term or provision of this Letter is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

The parties’ obligations with respect to this Letter is expressly conditioned on the following conditions:

(a)	AMGAS shall receive verified funds totaling $75,000;

(b)	AMGAS will execute and render the Assignment Document attached as Exhibit D; and

(c)	The Company’s board of directors shall have duly approved, adopted and ratified this Letter and all undertakings related thereto in all respects, shall have authorized an officer of the Company to execute this Letter on its behalf.

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Kindly confirm your agreement with the above as of the Effective Date by signing in the space indicated below and by sending a partially executed copy of this Letter to the undersigned, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

American Noble Gas, Inc

By:	/s/ Tom Heckman
Thomas J. Heckman
Chief Executive Officer & Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Paul Mendell
Name:	Paul Mendell
Title:	Secretary & Authorized Agent